Exhibit 99.1

Volcon ePowersports Reports Second Quarter 2024 Operational and Financial Results

AUSTIN, TX (August 6, 2024) - Volcon Inc. (NASDAQ: VLCN) (“Volcon’’, the “Company” or “we”), the first all-electric, off-road powersports company, today reported its operational highlights and financial results for the quarter ended June 30, 2024

Company Highlights:

●	Regained Nasdaq compliance July 17, 2024 subject to Nasdaq’s Discretionary Panel Monitor
●	Raised $12 million in July 2024 from an equity offering
●	Delivered three additional Stags to the Army Corp
●	Signed agreements with a manufacturer to build a new version of the Grunt EVO and with another manufacturer to build a new model of UTV, both pending completion of regulatory testing of these vehicles
●	Appointed Adrian Solgaard as a new independent member of the board of directors

As previously noted in our first quarter operational and financial results update, Volcon presented its plan of compliance to the Nasdaq Hearing Panel on March 26, 2024 regarding ongoing compliance with the bid price and equity compliance. On July 17, 2024, the Company received notice that we had demonstrated compliance with all requirements, but will be subject to a Discretionary Panel Monitor for a period of one year.

On July 12, 2024 the Company completed an offering of common stock and pre funded warrants that raised gross proceeds of $12 million, which further supported our equity compliance with Nasdaq as noted above. Approximately $2.9 million of the net proceeds were used to repay the outstanding principal on the May 2024 Notes resulting in the Company having less than $40,000 of debt on its balance sheet.

The Company shipped the Army Corp three more Stags in May 2024 and anticipates additional deliveries to complete the Army Corp’s orders by August 2024, a delay of one month from our previously announced anticipated shipment by July 2024. The delay was due to manufacturing delays incurred for the delayed availability of certain components. Our manufacturer has completed these units and they are awaiting a final quality inspection by us.

We have signed an agreement with a manufacturer to develop and produce the next generation of the Grunt. We expect to receive prototypes of this model by the third quarter 2024. We will be performing testing as well as completing regulatory compliance testing and expect this model to be available in the first quarter of 2025.

We have also signed an agreement with the manufacturer of a UTV to distribute this model in North America. This will be a utility UTV with a single row bench seat and a dump bed. We also granted the manufacturer the right to sell this unit outside of North America using the Volcon brand in exchange for a royalty on each unit sold by the manufacturer. The royalty period begins in year three of the agreement. We expect to receive prototypes of this model by third 2024. We will be performing testing as well as completing regulatory compliance testing and expect this model to be available in the first quarter of 2025. This UTV will initially be assembled by us in Texas using the manufacturer’s parts until the manufacturer can complete its production facility in Thailand and can ship completed units directly to us.

Finally, as previously announced, the board of directors has appointed Adrian Solgaard to the board as an independent director.

John Kim, CEO, notes “We have made some significant changes in the direction of our products and business. We have significantly improved our balance sheet and equity structure and, having demonstrated compliance with Nasdaq, have the ability to take advantage of opportunities to raise additional cash if circumstances are favorable to do so. We have reduced headcount costs and have streamlined the development of new products by working with manufacturers who have significant design, development and production capabilities allowing us to reduce product development costs and time to get new products to market. Where possible we are also negotiating to have no or insignificant minimum order quantities to reduce cash requirements and minimize inventory on hand. The future of Volcon’s products will follow this model as we work to achieve profitability.”

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Financial highlights:

	3 Months Ended
GAAP	June 30, 2024	March 31, 2024	December 31, 2023
Revenue	$940,863	$1,033,548	$1,083,800
Cost of goods sold	(3,113,429)	(1,621,580)	(6,283,944)
Gross Margin	(2,172,566)	(588,032)	(5,200,144)

Sales & Marketing	543,671	760,564	1,365,186
Product Development	805,550	814,945	1,932,705
General & Administrative	2,007,514	2,080,794	1,384,872
Total Operating Expenses	3,356,735	3,656,303	4,682,763
Loss from Operations	(5,529,301)	(4,244,335)	(9,882,907)
Other Income (Expense)	4,922,883	(21,803,709)	6,467,255

Net loss	$(606,418)	$(26,048,044)	$(3,415,652)

●	Revenue: The Company’s revenue for the second quarter of 2024 was $0.9 million compared to the first quarter of 2024 which was $1.0 million, consistent with revenue for the fourth quarter of 2023. Revenue for the second quarter of 2024 includes Stag sales of $ 0.2 million. Second quarter revenue also includes Grunt EVO sales of $0.3 million consistent with first quarter 2024 compared to approximately $0.4 million in the fourth quarter of 2023. Brat revenue in the second quarter of 2024 was $0.2 million compared to $0.5 million in the first quarter of 2024 and $0.6 million in the fourth quarter of 2023.

●	Cost of Goods Sold: Included in cost of goods sold for the second quarter of 2024 is a charge of $1.1 million for a settlement agreement with a vendor who supplies certain suspension components for the Stag. The Company will pay for excess raw materials purchased by the vendor based on an early production forecast initially provided to the vendor, which was subsequently revised. Cost of goods sold for the second quarter also includes a charge of $0.4 million for the write off of Stag tooling due to the limited profit expected on the Stag resulting in an impairment on the recovery of these costs. Cost of goods sold for the quarter ended December 31, 2023 includes a charge of $2.1 million for cancellation of our agreement with Torrot to purchase Volcon Youth motorcycles, a charge of $0.3 million for purchase order cancelation costs for excess raw materials and a charge $1.4 million related to the write off of inventory of Grunt EVO parts contributed to the manufacturer for credits on future unit purchases.

●	Operating Expenses: The Company’s operating expenses for the second quarter of 2024 were $3.4 million compared to $3.7 million and $4.7 million in the first quarter of 2024 and fourth quarter of 2023, respectively. Our sales and marketing costs have decreased as we have realigned our sales and marketing efforts and reduced headcount. Our product development costs have declined since 2023 due to lower prototype costs due to completion of Stag development and beginning of production. Our general and administrative costs for the second quarter of 2024 were consistent with the costs in the first quarter of 2024. General and administrative costs in the fourth quarter of 2023 were $0.7 million lower than the second and first quarter of 2024 due to lower payroll related costs, including stock-based compensation, due to the reversal of 2023 executive bonuses that were not awarded by the board of directors, and they were also $0.1 million lower due to a refund of product liability premiums on the renewal of our product liability policies. The Company continues to focus on reducing operating costs while continuing to make investments in product development to continue to build our product offerings.

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Net loss: The Company’s net loss was $0.6 million for the quarter ended June 30, 2024 compared to $26.0 million for the first quarter of 2024 and $3.4 million for the fourth quarter of 2023.

Net loss in the second quarter of 2024 includes the recognition of a gain of $5.1 million for warrants issued in our November 2023 public offering as these warrants were deemed to be liabilities and were recorded at fair value with changes being recorded in income. As discussed above, upon modification of these warrants they were no longer liabilities and we recognized a gain for the change in fair value on the modification date and reclassified the remaining liability balance to equity.

Net loss in the first quarter of 2024 includes the recognition of a loss of $19.8 million for warrants issued in our November 2023 public offering as these warrants were deemed to be liabilities and are recorded at fair value with changes being recorded in income.  The first quarter 2024 net loss also includes a loss of $0.3 million from the conversion of some of the convertible notes to common stock and a loss of $1.3 million for the exchange of the remaining convertible notes for convertible preferred stock. Interest expense for the first quarter of 2024 decreased by $0.1 million due to the conversion and exchange of all convertible notes by early March 2024.

Net loss in the fourth quarter of 2023 includes the recognition of $2.1 million in cost of goods sold to terminate the agreement with Torrot to produce the Volcon Youth motorcycles as we are discontinuing this product line and a write down of $1.1 million to reduce the inventory at December 31, 2023 to its estimated net realizable value. In addition, a gain of $8.4 million was recognized for warrants issued in our November 2023 public offering as these warrants were deemed to be liabilities and are recorded at fair value with changes being recorded in income. Finally, issuance costs of $1.4 million were recognized for the warrant liabilities for the allocation of issuance costs from the public offering to these financial instruments. Interest expense decreased by $0.7 million due to the extension in September 2023 of the due date of the outstanding convertible notes to January 2025.

●	Adjusted EBITDA: Adjusted EBITDA for each quarter represents net loss adjusted to add back stock-based compensation, depreciation and amortization expense, interest expense, the loss/gain on derivative liabilities and warrant liabilities, and the add back of issuance costs in the fourth quarter of 2024. The Company’s adjusted EBITDA for the second quarter of 2024 was a loss of $5.1 million compared to the first quarter of 2024 loss of $4.1 million, and compared to the fourth quarter of 2023 loss of $9.4 million. See “Non-GAAP Reconciliation” below.

For the latest Company updates, follow Volcon on YouTube, Facebook, Instagram, and LinkedIn. Investor information about the Company, including press releases, company SEC filings, and more can be found at http://ir.volcon.com.

About Volcon

Based in the Austin, Texas area, Volcon was founded as the first all-electric power sports company producing high-quality and sustainable electric vehicles for the outdoor community. Volcon electric vehicles are the future of off-roading, not only because of their environmental benefits but also because of their near-silent operation, which allows for a more immersive outdoor experience.

Volcon’s vehicle roadmap includes both motorcycles and UTVs. Its first product, the innovative Grunt, began shipping to customers in late 2021 and combines a fat-tired physique with high-torque electric power and a near-silent drive train. The Volcon Grunt EVO, an evolution of the original Grunt with a belt drive, an improved suspension, and seat, began shipping to customers in October 2023. The Brat is Volcon’s first foray into the wildly popular eBike market for both on-road and off-road riding and is currently being delivered to dealers across North America. Volcon debuted the Stag in July 2022 and entered the rapidly expanding UTV market and shipped its first production unit in February 2024. The Stag empowers the driver to explore the outdoors in a new and unique way that gas-powered UTVs cannot. The Stag offers the same thrilling performance of a standard UTV without the noise (or pollution), allowing the driver to explore the outdoors with all their senses.

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Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

NON-GAAP RECONCILIATION

We believe presenting adjusted EBITDA provides management and investors consistency and facilitates period to period comparisons of operations, as it eliminates the effects of certain variations to overall performance.

The following table reconciles net loss to adjusted EBITDA for the three months ended June 30, 2024, March 31, 2024 and December 31, 2023:

Adjusted EBITDA	3 Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023
Net loss	$(606,418)	$(26,048,044)	$(3,415,652)
Share-based compensation (benefit) expense	287,751	(1,922)	404,568
Depreciation and amortization expense	99,517	97,720	75,405
Interest expense	196,997	329,968	451,266
Loss from conversion and exchange of convertible notes	–	1,647,608	–
Issuance costs	–	–	1,444,547
(Gain) loss on change in fair value of derivative liabilities	(5,111,291)	19,838,987	(8,365,424)
Adjusted EBITDA	$(5,133,444)	$(4,135,683)	$(9,405,290)

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, whether the Company can maintain Nasdaq compliance, whether the Company’s manufacturer can increase production of the Stag to meet expected deliveries to customers, and whether manufacturers of new products can delivery the new models and they can pass regulatory compliance and testing. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ’‘believes,’’ ’‘estimates,’’ ’‘anticipates,’’ ’‘expects,’’ ’‘plans,’’ ’‘projects,’’ ’‘intends,’’ ’‘potential,’’ ’‘may,’’ ’‘could,’’ ’‘might,’’ ’‘will,’’ ’’should,’’ ’‘approximately’’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website, www.sec.gov.

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